As filed with the Securities and Exchange Commission on October 21, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GULFPORT ENERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1311	73-1521290
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

(405) 848-8807

(Address, including zip code, telephone number, including area code, of Registrant’s principal executive offices)

Gulfport Energy Corporation

2005 Stock Incentive Plan

(Full title of the plans)

Joel McNatt

Senior Vice President and General Counsel

Gulfport Energy Corporation

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

(405) 242-4404

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Seth R. Molay, P.C.

Alex Frutos

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201-4675

Telephone: (214) 969-2800

Facsimile (214) 969-4343

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share (“Common Stock”)	777,269	$10.62	$8,254,597	$972

(1)	Issuable upon the exercise of options pursuant to the Gulfport Energy Corporation 2005 Stock Incentive Plan. Pursuant to Rule 416, this Registration Statement also includes an indeterminable number of additional shares that may become issuable pursuant to the antidilution adjustment provisions of the plan.

(2)	Pursuant to Rule 457(c) and (h), and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share for the common stock to be registered hereunder has been calculated based upon the average of the bid and ask prices of Gulfport Energy Corporation’s common stock on October 20, 2005, as quoted on the NASD OTC Bulletin Board.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 (this “Registration Statement”) relates to up to 777,269 shares of common stock, par value $0.01 per share (“Common Stock”), of Gulfport Energy Corporation, a Delaware Corporation (the “Company”), that may be issued pursuant to the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), a copy of which is included as an exhibit to this Registration Statement. The maximum aggregate number of shares of Common Stock that may be issued under the 2005 Plan is 1,404,606, which includes the shares registered under this Registration Statement and the 627,337 shares of Common Stock issuable upon the exercise of options outstanding under the Company’s 1999 Stock Option Plan (the “Outstanding Options”) at the time the 2005 Plan was adopted, which shares were previously registered under the Securities Act of 1933, as amended (“Securities Act”), pursuant to the Registration Statement on Form S-8, File No. 333-55738, filed with the Securities and Exchange Commission (“SEC”) on February 16, 2001 (the “Original Registration Statement”). The prospectus referred to in Part I of this Registration Statement is a combined prospectus for purposes of Rule 429 of the Securities Act and relates to this Registration Statement and the Original Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to the Company’s officers, employees, consultants and directors, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3, Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated by reference in this Registration Statement, other than those furnished pursuant to Item 2.02 or Item 7.01 on Current Report on Form 8-K:

(1)	Annual Report on Form 10-KSB for the year ended December 31, 2004, as filed by the Company with the SEC on March 31, 2005;

(2)	Annual Report on Form 10-KSB/A for the year ended December 31, 2004, as filed by the Company with the SEC on September 8, 2005;

(3)	Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2005, as filed by the Company with the SEC on May 16, 2005;

(4)	Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005, as filed by the Company with the SEC on August 15, 2005; and

(5)	The following Current Reports on Form 8-K filed by the Company with the SEC since December 31, 2004:

(a)	Current Report on Form 8-K, as filed by the Company with the SEC on February 14, 2005;

(b)	Current Report on Form 8-K, as filed by the Company with the SEC on February 18, 2005;

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(c)	Current Report on Form 8-K, as filed by the Company with the SEC on February 25, 2005;

(d)	Current Report on Form 8-K, as filed by the Company with the SEC on March 17, 2005; and

(e)	Current Report on Form 8-K, as filed by the Company with the SEC on October 19, 2005.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The descriptions set forth below of the Common Stock constitute summaries of certain provisions of the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Bylaws (the “Bylaws”) and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are listed under Item 8 as exhibits to this Registration Statement and are incorporated herein by reference.

The Company is currently authorized to issue up to 35,000,000 shares of Common Stock, par value $.01 per share, of which there were 32,066,306 shares outstanding as of October 7, 2005. Holders of Common Stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably dividends when, as, and if declared by the Board of Directors out of funds legally available therefore and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. There are no redemption or sinking fund provisions that are applicable to the Common Stock. Subject only to the requirements of the Delaware General Corporate Law (the “DGCL”), the Board of Directors may issue shares of Common Stock without stockholder approval, at any time and from time to time, to such persons and for such consideration as the Board of Directors deems appropriate. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is duly authorized and validly issued, fully paid and nonassessable.

The transfer agent and registrar for the Common Stock is UMB Bank, N.A.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company, a Delaware corporation, is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify certain parties. Section 145 of the DGCL provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another

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corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in the defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Bylaws provide that the Company shall indemnify and advance expenses to each person who is a director or officer of the Company to the fullest extent permitted under Section 145 of the DGCL, and such indemnity and advancement of expenses shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Article VI of the Certificate of Incorporation eliminates the personal liability of the Company’s directors to the fullest extent permitted under Section 102(b)(7) of the DGCL, as amended. Such section permits a corporation’s certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI of the Bylaws provides that the Company shall, to the fullest extent permitted by Delaware law, indemnify any and all persons whom it shall have power to indemnify against any and all of the costs, expenses, liabilities or other matters incurred by them by reason of having been officers or directors of the Company, any such subsidiary of the Company or of any other corporation for which he acted as officer or director at the request of the Company.

The Company maintains director and officer liability insurance providing insurance protection for specified liabilities under specified terms.

The Company has adopted provisions in its Bylaws and in its Certificate of Incorporation which provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits, attached hereto.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

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(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any additional or changed material information with respect to the plan of distribution;

(2)	For the purpose of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof;

(3)	To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering;

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, State of Oklahoma on October 21, 2005.

GULFPORT ENERGY CORPORATION

By:	/s/ Mike Liddell
Mike Liddell Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

The undersigned directors and officers of Gulfport Energy Corporation hereby constitute and appoint Mike Liddell, Joel H. McNatt and Michael G. Moore, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the listed capacities on October 21, 2005:

Name	Title
/s/ Mike Liddell	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)
Mike Liddell

/s/ Michael G. Moore	Vice President and Chief Financial Officer (principal financial and accounting officer)
Michael G. Moore

/s/ Robert E. Brooks	Director
Robert E. Brooks

/s/ David L. Houston	Director
David L. Houston

/s/ Mickey Liddell	Director
Mickey Liddell

/s/ Dan Noles	Director
Dan Noles

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 10-Q, File No. 000-19514, filed by the Company with the SEC on December 1, 1997).

3.2	Amendment to Certificate of Incorporation changing name of corporation to Gulfport Energy Corporation (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-115396, filed by the Company with the SEC on June 21, 2004).

3.3	Amendment to Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 250,000,000 (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-115396, filed by the Company with the SEC on June 21, 2004).

3.4	Amendment to Certificate of Incorporation to effect a 50 to 1 reverse stock split of the issued and outstanding Common Stock (incorporated by reference to Exhibit 3.5 to Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-115396, filed by the Company with the SEC on June 21, 2004).

3.5	Amendment to Certificate of Incorporation to reduce the number of authorized shares of Common Stock from 250,000,000 to 15,000,000 (incorporated by reference to Exhibit 3.6 to Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-115396, filed by the Company with the SEC on June 21, 2004).

3.6	Amendment to Certificate of Incorporation to increase the number of shares of capital stock from 15,000,000 to 25,000,000 (incorporated by reference to Exhibit A to Schedule 14(c), File No. 000-19514, filed by the Company with the SEC on February 20, 2004).

3.7	Certificate of Amendment, dated July 20, 2004, of the Restated Certificate of Incorporation to increase the number of shares of capital stock from 25,000,000 to 40,000,000 (incorporated by reference to Exhibit 3.7 to Amendment No. 1 to the Form 10-QSB, File No. 000-19514, filed by the Company with the SEC as of February 18, 2005).

3.8	Certificate of Designations, Preferences and relative Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Cumulative Preferred Stock Series A, dated March 28, 2002 (incorporated by reference to Exhibit 3.8 to Amendment No. 1 to the Form 10-QSB, File No. 000-19514, filed by the Company with the SEC on February 18, 2005).

3.9	Certificate of Amendment, dated July 20, 2004, of the Certificate of Designations, Preferences and Relative Participating, Optional and Other special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of cumulative Preferred Stock Series A (incorporated by reference to Exhibit 3.9 to Amendment No. 1 to the Form 10-QSB, File No. 000-19514, filed by the Company with the SEC on February 18, 2005).

3.10	Bylaws of Gulfport Energy Corporation (incorporated by reference to Exhibit No. 3.2 to the Form 10-QSB, File No. 000-19514, filed by the Company with the SEC on December 1, 1997).

4.1	Form of Common Stock certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form SB-2, File No. 333-115396, filed by the Company with the SEC on July 22, 2004).

*5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1	Gulfport Energy Corporation 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, File No. 000-19514, filed by the Company with the SEC on February 18, 2005).

10.2	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K, File No. 000-19514, filed by the Company with the SEC on February 18, 2005).

10.3	Form of Stock Option Exercise Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, File No. 000-19514, filed by the Company with the SEC on February 18, 2005).

*23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1 filed herewith).

*23.2	Consent of Hogan & Slovacek.

*23.3	Consent of Grant Thornton LLP.

*23.4	Consent of Netherland, Sewell & Associates, Inc.

*24.1	Powers of Attorney (included on signature page hereto).

*Filed herewith.